Exhibit 5

MCGRATH MORTH MULLIN & KRATZ, PC LLO

SUITE 3700 FIRST NATIONAL TOWER

1601 DODGE STREET

OMAHA, NEBRASKA 68102

402-341-3070

FAX: 402-341-0216

July 27, 2006

Valmont Industries, Inc.

One Valmont Plaza

Omaha, Nebraska 68154

Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended, of 150,000 shares of common stock (the "Common Stock"), $1.00 par value, of Valmont Industries, Inc., a Delaware corporation (the "Company"), authorized for issuance pursuant to the Valmont Employee Retirement Savings Plan (the "Plan"), we have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion. Based on such examination, we advise you that in our opinion:

1.	The Company is a corporation duly organized and existing under the laws of the State of Delaware.
2.

Upon the issuance of shares in accordance with the Plan, all necessary corporate action on the part of the Company will have been taken to authorize the issuance of up to 150,000 shares of Common Stock by the Company, and when issued as contemplated in the Registration Statement and related documents, such shares will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Guy Lawson

McGrath North Mullin & Kratz, PC LLO